Exhibit 10.5

CREDIT AGREEMENT
dated as of June 29, 2007
by and among
ENERGY WEST, INCORPORATED,
VARIOUS FINANCIAL INSTITUTIONS
and
LASALLE BANK NATIONAL ASSOCIATION,
as Agent

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
1.1 Definitions	1
1.2 Other Interpretive Provisions	14
SECTION 2. COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	15
2.1 Commitment	15
2.2 Loan Procedures	15
2.3 Letter of Credit Procedures	17
2.4 Commitments Several	19
2.5 Certain Conditions	19
2.6 Incremental Loan	19
SECTION 3. NOTES EVIDENCING LOANS	20
3.1 Notes	20
3.2 Recordkeeping	20
3.3 Maturity	20
SECTION 4. INTEREST	20
4.1 Interest Rates	20
4.2 Interest Payment Dates	21
4.3 Setting and Notice of LIBOR	21
4.4 Computation of Interest	21
4.5 Maximum Rate of Interest	21
SECTION 5. FEES	22
5.1 Commitment Fee	22
5.2 Letter of Credit Fees	22
5.3 Upfront Fees	22
5.4 Agent’s Fees	22
SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS AND PAYMENTS	23
6.1 Reduction or Termination of the Commitment Amount	23
6.2 Prepayments	23
6.3 Miscellaneous Prepayment Provisions	24
6.4 Payment of Loans	25

SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	25
7.1 Making of Payments	25
7.2 Application of Certain Payments	25
7.3 Due Date Extension	25
7.4 Setoff	25
7.5 Proration of Payments	25
7.6 Taxes	25
SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS	27
8.1 Increased Costs	27
8.2 Basis for Determining Interest Rate Inadequate or Unfair	28
8.3 Changes in Law Rendering LIBOR Loans Unlawful	28
8.4 Funding Losses	29
8.5 Right of Banks to Fund through Other Offices	29
8.6 Discretion of Banks as to Manner of Funding	29
8.7 Mitigation of Circumstances; Replacement of Banks	29
8.8 Conclusiveness of Statements; Survival of Provisions	30
SECTION 9. WARRANTIES	30
9.1 Organization	30
9.2 Authorization; No Conflict	30
9.3 Validity and Binding Nature	31
9.4 Financial Condition	31
9.5 No Material Adverse Change	31
9.6 Litigation and Contingent Liabilities	31
9.7 Ownership of Properties; Liens	31
9.8 Subsidiaries	31
9.9 Pension Plans	32
9.10 Investment Company Act	32
9.11 Status Under Certain Statutes	32
9.12 Regulation U	32
9.13 Taxes	32
9.14 Solvency, etc.	33
9.15 Environmental Matters	33
9.16 Reserved	34
9.17 Insurance	34
9.18 Real Property	34
9.19 Information	34
9.20 Intellectual Property	35
9.21 Burdensome Obligations	35
9.22 Labor Matters	35
9.23 No Default	35
9.24 Foreign Assets Control Regulations and Anti-Money Laundering.	35
9.25 Capitalization	35

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SECTION 10. COVENANTS	36
10.1 Reports, Certificates and Other Information	36
10.2 Books, Records and Inspections	38
10.3 Maintenance of Property; Insurance	38
10.4 Compliance with Laws; Payment of Taxes and Liabilities	39
10.5 Maintenance of Existence, etc.	39
10.6 Financial Covenants	39
10.7 Limitations on Debt	39
10.8 Liens	40
10.9 Operating Leases	41
10.10 Restricted Payments	41
10.11 Mergers, Consolidations, Sales	42
10.12 Modification of Organizational Documents	42
10.13 Use of Proceeds	42
10.14 Further Assurances	43
10.15 Transactions with Affiliates	43
10.16 Employee Benefit Plans	43
10.17 Environmental Matters	43
10.18 Unconditional Purchase Obligations	43
10.19 Inconsistent Agreements	43
10.20 Business Activities	44
10.21 Investments	44
10.22 Restriction of Amendments to Certain Documents	45
10.23 Fiscal Year	45
10.24 Cancellation of Debt	45
10.25 Foreign Subsidiaries	45
10.26 Reserved	45
10.27 Reserved	45
[10.23 Interest Rate Protection	45
10.28 OFAC, Etc.	45
10.29 Negative Pledges	46
10.30 Post-Closing Obligations	46
SECTION 11. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	46
11.1 Initial Credit Extension	46
11.2 Conditions	49
SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT	49
12.1 Events of Default	49
12.2 Effect of Event of Default	51
12.3 Attorney-in-Fact	52

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SECTION 13. THE AGENT	52
13.1 Appointment and Authorization	52
13.2 Delegation of Duties	53
13.3 Liability of Agent	53
13.4 Reliance by Agent	53
13.5 Notice of Default	53
13.6 Credit Decision	54
13.7 Indemnification	54
13.8 Agent in Individual Capacity	54
13.9 Successor Agent	55
13.10 Reserved	55
13.11 Funding Reliance	55
SECTION 14. GENERAL	56
14.1 Waiver; Amendments	56
14.2 Confirmations	56
14.3 Notices	56
14.4 Computations	57
14.5 Regulation U	57
14.6 Costs, Expenses and Taxes	57
14.7 Subsidiary References	57
14.8 Captions	58
14.9 Assignments; Participations	58
14.10 Governing Law	60
14.11 Counterparts	60
14.12 Successors and Assigns	60
14.13 Indemnification by the Company	60
14.14 Nonliability of Banks	60
14.15 FORUM SELECTION AND CONSENT TO JURISDICTION	61
14.16 Waiver of Jury Trial	61

-iv-

SCHEDULES

SCHEDULE 1	Pricing Grid
SCHEDULE 1.1(a)	Existing Claims
SCHEDULE 2.1	Banks and Pro Rata Shares
SCHEDULE 9.5	Material Adverse Change
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.17	Insurance
SCHEDULE 9.18	Real Property
SCHEDULE 9.22	Labor Matters
SCHEDULE 9.25	Capitalization
SCHEDULE 10.7	Permitted Existing Debt
SCHEDULE 10.8	Permitted Existing Liens
SCHEDULE 10.21	Investments
SCHEDULE 14.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment Agreement

CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of June 29, 2007 (this “Agreement”) is entered into by and among ENERGY WEST, INCORPORATED, a Montana corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “LaSalle”), as agent for the Banks (LaSalle, acting in its capacity as agent for the Banks hereunder and under the other Loan Documents and any successor thereto in such capacity, the “Agent”).
WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
1.1 Definitions. When used herein the following terms shall have the following meanings:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in: (i) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (ii) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (iii) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary to the extent otherwise permitted hereunder).
“Affected Loan” has the meaning ascribed thereto in Section 8.3.
“Affiliate” of any Person means: (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote five percent (5%) or more of the securities (on a fully-diluted, as-exercised basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise..
“Agreement” has the meaning ascribed thereto in the Preamble.
“Approved Fund” means any Fund that is administered or managed by (a) LaSalle, (b) any Affiliate of LaSalle or (c) an entity or an Affiliate of an entity that administers or manages LaSalle.

“Asset Sale” means the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary (other than Bangor Gas and Frontier Energy) of any Property other than: (i) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function and (ii) the sale or lease of inventory in the ordinary course of business.
“Assignment Agreement” has the meaning ascribed thereto in Section 14.9.1.
“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.
“Bangor Gas” means Bangor Gas Company, LLC.
“Bank” has the meaning ascribed thereto in the Preamble.
“Bank Party” has the meaning ascribed thereto in Section 14.13.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time, any successor thereto and the regulations issued from time to time thereunder.
“Base Rate” means, at any time, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its “prime rate” (whether or not such rate is actually charged by LaSalle). Any change in the Base Rate (or such “prime rate,” as the case may be) announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.
“Base Rate Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.
“Business Day” means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.
“Capital” means, as of any date of determination thereof, without duplication, the sum of: (i) Consolidated Net Worth plus (ii) all Debt.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably satisfactory to the Agent. Derivatives of such term have corresponding meanings.
“Cash Equivalent Investment” means, at any time: (i) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (ii) commercial paper, maturing not more than one (1) year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (iii) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (iv) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (iii)) which: (y) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) and (z) has a market value at the time such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.
“CERCLA” has the meaning ascribed thereto in Section 9.15.
“Change of Control” means an event or series of events by which any person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (such person or persons hereinafter referred to as an “Acquiring Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Voting Stock of the Company; provided, notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred if the Company (or the Acquiring Person if either (x) the Company is no longer in existence or (y) the Acquiring Person has acquired all or substantially all of the assets thereof) shall have an Investment Grade Rating immediately following such Acquiring Person becoming the “beneficial owner” or consummating such acquisition.
“Closing Date” means June 29, 2007.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to any Bank, such Bank’s commitment to make Loans and to issue or participate in Letters of Credit under this Agreement. The initial amount of each Bank’s Pro Rata Share of the Commitment Amount is set forth on Schedule 2.1.
“Commitment Amount” means $20,000,000.00, as (x) reduced from time to time pursuant to Section 6.1 and (y) increased pursuant to the exercise of the Incremental Loan Commitment (as defined in Section 2.6).

“Commitment Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.
“Company” has the meaning ascribed thereto in the Preamble.
“Computation Period” means each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains and any gains from discontinued operations.
“Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of the Company determined on a consolidated basis in accordance with GAAP.
“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Debt” of any Person means, without duplication: (i) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (iii) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (iv) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (v) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (vi) all Hedging Obligations of such Person, (vii) all Suretyship Liabilities of such Person and (viii) all Debt of any partnership of which such Person is a general partner.
“Disposal” has the meaning ascribed thereto in the definition of “Release.”
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized and existing under the laws of a state within the United States.
“EBIT” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income: (i) Interest Expense, and (ii) income tax and expense for such period.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment.
“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.
“Environmental Matters” means any matter arising out of or relating to pollution or protection of the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Event of Default” means the occurrence of any of the events described in Section 12.1.
“Event of Loss” means, with respect to any Property, any of the following; (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizures of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or requisition of the use of such Property.
“Existing Claims” means the claims, causes of action and other judicial proceedings made, brought, filed or levied by or on behalf of the Company, any of its Subsidiaries or any Joint Venture on or before the Closing Date, each of which is described in reasonable detail on Schedule 1.1(a) hereto.
“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the twelve (12) month period ending on June 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refer to the Fiscal Year ending on June 30 of such calendar year.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Frontier Energy” means Frontier Energy, LLC.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in the making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Group” has the meaning ascribed thereto in Section 2.2.1.
“Guaranty” means that certain Guaranty dated as of the Closing Date executed by each Subsidiary of the Company (other than Bangor Gas and Frontier Energy) in favor of Agent for its own benefit and the benefit of each Bank, which is in form and substance satisfactory to Agent.
“Hazardous Substances” has the meaning ascribed thereto in Section 9.15.
“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.
“Interest Coverage Ratio” means, for any Computation Period, the ratio of: (i) EBIT for such Computation Period to (ii) Interest Expense for such Computation Period.
“Interest Expense” means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).
“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3 (or such other longer period as may be agreed upon from time to time by Company and Agent, at Agent’s sole discretion), as the case may be; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) the Company may not select any Interest Period for a Loan which would extend beyond the Termination Date (as applicable) with respect to such Loan.
“Investment” means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security or assets, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person.
“Investment Grade Rating” in respect of any Person means, at the time of determination, at least two of the following ratings of its senior, unsecured long-term indebtedness for borrowed money: (i) by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereof (“S&P”), “BBB-” or better, (ii) by Moody’s Investors Service, Inc., or any successor thereof (“Moody’s”), “Baa3” or better, or (iii) by another rating agency of recognized national standing, an equivalent or better rating.
“Issuing Bank” means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.
“Joint Venture” means any partnership, association, company, community of interest, business arrangement or joint venture entered into by the Company or any of its Subsidiaries, in the ordinary course of their business, with an unrelated, non-Affiliate third party on an arm’s length basis to engage in a joint undertaking.
“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.
“L/C LaSalle Master Letter of Credit Agreement” means a master letter of credit agreement in a form reasonably satisfactory to LaSalle.
“L/C Fee Rate” means a rate of interest equal to one and one half percent (1.50%) per annum.
“LaSalle” has the meaning ascribed thereto in the Preamble.

“Letter of Credit” has the meaning ascribed thereto in Section 2.1.3.
“Level” means Level I, II or III, or any of them, as set forth in Schedule I hereto.
“LIBOR” means a rate of interest equal to the per annum rate of interest at which United States Dollar deposits in an amount comparable to the principal balance of the applicable Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of each Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by Agent in its sole discretion, divided by a number determined by subtracting from one (1.00) the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period. Agent’s determination of LIBOR shall be conclusive, absent manifest error.
“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to LIBOR.
“LIBOR Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.
“LIBOR Office” means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, and any contingent or other agreement to provide any of the foregoing.
“Loan” has the meaning ascribed thereto in Section 2.1.
“Loan Documents” means this Agreement, the Notes, the Guaranty, the L/C Applications and the L/C LaSalle Master Letter of Credit Agreement.
“Loan Party” means any of the Company and its Subsidiaries (other than Bangor Gas and Frontier Energy).
“Mandatory Prepayment Event” has the meaning ascribed thereto in subsection 6.2.2(a).
“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means: (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company or the Company and the Company’s Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document to which it is a party or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.
“Net Cash Proceeds” means:
(i) with respect to any Asset Sale the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale net of: (x) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (y) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (z) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than the Loans);
(ii) with respect to any payment which constitutes Property Loss Proceeds, an amount equal to the amount of such payment;
(iii) with respect to any issuance of equity securities, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s commissions and legal, accounting and investment banking fees; and
(iv) with respect to any issuance of Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs of such issuance (including up-front fees and placement fees and legal, accounting and investment banking fees); and
(v) with respect to any Event of Loss, the proceeds paid to any Loan Party on account of such Event of Loss, net of (i) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (ii) any amounts retained by or paid to the parties having superior rights to such proceeds, awards or other payments.
“Note” has the meaning ascribed thereto in Section 3.1.

“Obligations” means all Loans and other Debt, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank or the Agent, any Affiliate thereof or any other Person required to be indemnified, that arises under any Loan Document and any Hedging Obligation of the Company owed to LaSalle or another Bank or Banks, in each case whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury
“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.
“Outstandings” means, at any time, the sum of: (i) the aggregate principal amount of all outstanding Loans, plus (ii) the Stated Amount of all Letters of Credit.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Permitted Acquisition” means any Acquisition by (i) the Company or any Wholly-Owned Subsidiary of the Company (other than Bangor Gas and Frontier Energy) which is a Domestic Subsidiary of all or substantially all of the assets of a Target, which assets are located in the United States or (ii) the Company or any Wholly-Owned Subsidiary of the Company (other than Bangor Gas and Frontier Energy) which is a Domestic Subsidiary of 100% of the Stock and Stock Equivalents of a Target incorporated under the laws of any State in the United States or the District of Columbia to the extent that each of the following conditions shall have been satisfied:
(a) the Company shall have furnished to the Agent and Banks at least ten (10) Business Days prior to the consummation of such Acquisition (1) such other information and documents regarding the Acquisition that the Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, (2) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such Acquisition, and (3) a certificate of a responsible officer of the Company demonstrating on a pro forma basis compliance with the covenants set forth in Section 10.6 hereof after giving effect to the consummation of such Acquisition;

(b) the Company and its Subsidiaries (including any new Subsidiary but not Bangor Gas or Frontier Energy) shall execute and deliver the agreements, instruments and other documents required by Section 10.14;
(c) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;
(d) no Default or Event of Default shall then exist or would exist after giving effect thereto; and
(e) the Target has EBIT, subject to pro forma adjustments acceptable to the Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.
Pursuant to the terms of, inter alia, (i) that certain Stock Purchase Agreement dated as of January 30, 2007 by and between the Company and Sempra Energy, a California corporation, and the documents, instruments and agreements contemplated thereby and heretofore executed, executed concurrently therewith or executed at any time and from time to time hereafter, the Company will acquire all the stock and other equity interests in Frontier Utilities of North Carolina, Inc., a North Carolina corporation, and each of its Subsidiaries, and (ii) that certain Stock Purchase Agreement dated as of January 30, 2007 by and between the Company and Sempra Energy, a California corporation, and the documents, instruments and agreements contemplated thereby and heretofore executed, executed concurrently therewith or executed at any time and from time to time hereafter, the Company will acquire all the stock and other equity interests in Penobscot Natural Gas Company, a Maine corporation, and each of its Subsidiaries. The Company hereby agrees and covenants the total consideration (as represented by the Preliminary Purchase Price as defined in the aforementioned Stock Purchase Agreements) paid or payable for both such Acquisitions shall not exceed $5,000,000 in the aggregate (subject, in each case, to an Adjustment Amount for Working Capital at such Acquisition’s closing date). For purposes of this Agreement (x) both such Acquisitions shall be deemed “Permitted Acquisitions” and (y) clause (e) of the definition of “Permitted Acquisition” shall hereafter be calculated without giving effect to either such Acquisition.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Private Placement Notes Debt” means Debt of Borrower incurred pursuant to the Private Placement Notes Documents.
“Private Placement Notes Documents” means (i) that certain Note Purchase Agreement dated as of June 29, 2007 by and among the Company and each of the “Purchasers” listed on Schedule A attached thereto, (ii) the “Notes” (as such term is defined in such Note Purchase Agreement), and (iii) the documents, instruments and agreements contemplated thereby and heretofore executed, executed concurrently therewith or executed at any time and from time to time hereafter, as each of the foregoing may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the terms of such Note Purchase Agreement.

“Pro Rata Share” means, with respect to any Bank, the percentage specified opposite such Bank’s name on Schedule 2.1 hereto, as adjusted from time to time in accordance with the terms hereof.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Property Loss Proceeds” means: (i) the aggregate insurance proceeds received in connection with one (1) or more related events under any property or other, similar insurance policy and (ii) any award or other compensation with respect to any condemnation of Property (or any transfer or disposition of Property in lieu of condemnation).
“RCRA” has the meaning ascribed thereto in Section 9.15.
“Regulation D” means Regulation D of the FRB.
“Regulation U” means Regulation U of the FRB.
“Release” has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.
“Required Banks” means Banks having Pro Rata Shares aggregating to more than fifty percent (50.0%).
“Resources” means Energy West Resources, Inc., a Montana corporation, together with its successors and assigns.
“Responsible Officer” means the chief executive officer, chief financial officer, Vice President Administration, treasurer or president of the Company or any other officer of the Company having substantially the same authority and responsibility.
“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Stated Amount” means, with respect to any Letter of Credit at any date of determination: (i) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (ii) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
“Subordinated Debt” means any unsecured Debt of the Company that has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company. Further, the foregoing notwithstanding, no Joint Venture shall be deemed a Subsidiary for purposes of the Loan Documents unless expressly provided otherwise.
“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.
“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Termination Date” means the earlier to occur of: (i) June 26, 2012 or (ii) such other date on which the Commitments with respect to terminate pursuant to Sections 6 or 12.
“Total Debt” means, without duplication, all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding: (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries and (iv) contingent obligations in respect of undrawn letters of credit.
“Total Debt to Capital Ratio” means, as of the last day of any Fiscal Quarter, the ratio of: (i) Total Debt as of such day to (ii) Capital as of such day.
“Type of Loan” or “Type of Borrowing” has the meaning ascribed thereto in Section 2.2.1. The types of Loans or borrowings under this Agreement are Base Rate Loans or borrowings and LIBOR Loans or borrowings.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern.
“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Wholly-Owned Subsidiary” means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
1.2 Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The term “including” is not limiting and means “including without limitation.”
(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent’s or Banks’ involvement in their preparation.
(h) Whenever this Agreement or any other Loan Document permits a Person to use its “discretion,” the parties hereto agree such discretion shall be exercised by such Person reasonably and in good faith.
SECTION 2. COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1 Commitment.
2.1.1 Loan Commitment. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to the Company on a revolving basis (“Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Company may request from all Banks; provided, the Outstandings will not at any time exceed the Commitment Amount.
2.1.2 L/C Commitment. The Issuing Bank will issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”), at the request of and for the account of the Company from time to time before the date which is thirty (30) days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided, the Outstandings will not at any time exceed the Commitment Amount.
2.2 Loan Procedures.
2.2.1 Various Types of Loans. Loans shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups.” Base Rate Loans and LIBOR Loans may be outstanding at the same time; provided, however, no more than five (5) different Groups of LIBOR Loans shall be outstanding at any one (1) time and no LIBOR Loans shall be made when an Event of Default has occurred and is continuing. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2 Borrowing Procedures. The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than: (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each LIBOR borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of at least $100,000.
2.2.3 Conversion and Continuation Procedures.
(a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:
(i) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) into Loans of the other type; or
(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) for a new Interest Period;
provided, however, after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $100,000 and an integral multiple of $100,000.
(b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than: (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(w) the proposed date of conversion or continuation;
(x) the aggregate amount of Loans to be converted or continued;
(y) the type of Loans resulting from the proposed conversion or continuation; and
(z) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
(c) If, upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.
(d) The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.
(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.
(f) Notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary, no LIBOR Loans shall be made and no continuations of or conversions to LIBOR Loans shall be made for so long as an Event of Default has occurred and is continuing
2.3 Letter of Credit Procedures.
2.3.1 L/C Applications. The Company shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of: (x) one (1) year after the date of issuance thereof and (y) thirty (30) days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application or documents executed pursuant thereto and the terms of this Agreement, the terms of this Agreement shall control; provided, as long as LaSalle is the Issuing Bank, the terms of the L/C LaSalle Master Letter of Credit Agreement shall govern and control in the event of any inconsistency between the terms of this Agreement and the L/C LaSalle Master Letter of Credit Agreement.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.
2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, two percent (2%). The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.
2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

2.3.5 Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank’s account the amount of such other Bank’s Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to: (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank’s failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank’s Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank’s Pro Rata Share of any such payment or disbursement.
2.4 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.
2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan if: (i) an Event of Default or Unmatured Event of Default exists or (ii) the last day of the Interest Period for such Loan would be on or past the Termination Date.
2.6 Incremental Loan. Subject to the terms and conditions set forth herein and so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the right, but not the obligation, after the date of this Agreement and ending thirty (30) days prior to the Termination Date, to request a one-time increase in the Loan Commitment by up to $10,000,000 (the “Incremental Loan Commitment”). The Incremental Loan Commitment shall be obtained from existing Banks or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below and the Borrower shall execute such promissory notes as are necessary to reflect the Incremental Loan Commitment.

Borrower shall also provide Agent certified copies of all requisite governmental and regulatory approvals prior the effectiveness of the Incremental Loan Commitment, together with legal opinions from outside legal counsel to Borrower opining as to the sufficiency of such approvals. Participation in the Incremental Loan Commitment shall be offered first to each of the existing Bank, but neither Agent nor any such Bank shall have any obligation whatsoever to provide all or any portion of the Incremental Loan Commitment. Each of the existing Banks shall have ten (10) Business Days following the receipt of the request by Borrower to increase the Loan Commitment to notify the Agent of their acceptance and, in the event the entire Incremental Loan Commitment has not been accepted, of their desire to provide additional commitments with respect to such shortfall. In the event that the Agent has not received commitments from the existing Banks in an amount not less than the Incremental Loan Commitment within such ten (10) Business Day period, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Agent to be joined as parties to this Agreement as Banks hereunder with respect to the portion of such Incremental Loan Commitment not taken within such ten (10) Business Day period by existing Banks, provided, that, such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Agent and the Borrower may reasonably request.
SECTION 3. NOTES EVIDENCING LOANS.
3.1 Notes. The Loans of each Bank shall be evidenced by a promissory note (each a “Note”) substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank’s Pro Rata Share of the Commitment Amount.
3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.
3.3 Maturity. The Loan shall mature, and the Company shall repay all unpaid Obligations in full with respect to the Loan no later than on the Termination Date.
SECTION 4. INTEREST.
4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until (but not including such date as) such Loan is paid in full as follows:
(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate plus the Base Rate Margin applicable to such Loan in effect from time to time; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of LIBOR applicable to the Interest Period for such Loan plus the LIBOR Margin applicable to such Loan in effect from time to time;
provided, at any time an Unmatured Event of Default or Event of Default exists, unless otherwise agreed by the Required Banks, the interest rate applicable to each Loan shall be equal the interest rate payable with respect to Base Rate Loans and LIBOR Loans, as applicable, plus, in each case, an additional two percent (2.00%) per annum, all of which shall be payable on demand. Additionally, at any time any Unmatured Event of Default or Event of Default exists, all other amounts, fees and sums owing to the Agent and the Banks under this Agreement and the other Loan Documents, unless otherwise agreed by the Required Banks, shall bear interest at a rate per annum equal to the sum of the Base Rate from time to time in effect, plus two percent (2%), all of which shall be payable on demand.
4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and on the Termination Date, as applicable. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan and on the Termination Date, as applicable (and, in the case of a LIBOR Loan with a six-month Interest Period (or such other longer Interest Period, if any, agreed upon by the Company and Agent), on the three-month anniversary of the first day of such Interest Period and on every subsequent three-month anniversary of the first day of such Interest Period (as applicable)). On and after the Termination Date, accrued interest on all Loans shall be payable on demand.
4.3 Setting and Notice of LIBOR. The applicable LIBOR for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable LIBOR by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR hereunder.
4.4 Computation of Interest. Interest on each LIBOR Loan shall be computed for the actual number of days elapsed (including the day a Loan is made but excluding the day it is repaid) on the basis of a year of three hundred sixty (360) days. Interest on each Base Rate Loan shall be computed for the actual number of days elapsed (including the day a Loan is made but excluding the day it is repaid) on the basis of a year of three hundred sixty-five/three hundred sixty-six (365/366) days, as applicable. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.
4.5 Maximum Rate of Interest. Anything herein to the contrary notwithstanding, the obligations of the Company hereunder and under the Notes shall be subject to the limitation that payments of interest shall not be required, for any period for which interest in computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

SECTION 5. FEES.
5.1 Commitment Fee. The Company agrees to pay to the Agent for the account of each Bank a commitment fee, for the period from the Closing Date to the Termination Date, at the Commitment Fee Rate in effect from time to time of such Bank’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Commitment Amount; provided, if requested by the Required Banks, the rate applicable shall be increased by two percent (2%) at any time that an Event of Default exists. For purposes of calculating usage under this Section, the Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all Outstandings. Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such commitment fee shall not have previously been paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.
5.2 Letter of Credit Fees.
(a) The Company agrees to pay to the Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Bank’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days); provided, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by two percent (2%) at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account: (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Bank.
5.3 Upfront Fees. The Company agrees to pay to the Agent for the account of each Bank on the Closing Date an upfront fee in the amount of $50,000 (and the Agent agrees to promptly forward to each Bank a portion of such upfront fee in the amount previously agreed to between the Agent and such Bank), which fee shall be deemed to be fully-earned and non-refundable on the Closing Date.
5.4 Agent’s Fees. The Company agrees to pay to the Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Agent.
SECTION 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS AND PAYMENTS.
6.1 Reduction or Termination of the Commitment Amount.

6.1.1 Voluntary Reduction or Termination of the Commitment Amount. The Company may from time to time on at least five (5) Business Days prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Commitment Amount to an amount not less than the Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Commitment Amount to zero ($0), the Company shall pay all interest on the Loans and all other Obligations and all commitment fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
6.1.2 Reserved
6.1.3 All Reductions of the Commitment Amount. All reductions of the Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Pro Rata Shares.
6.2 Prepayments.
6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided, the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $100,000. Any amount of Loans which are voluntarily prepaid may be reborrowed, subject to the conditions contained herein and in the other Loan Documents for such borrowings.
6.2.2 Mandatory Prepayments.
(a) The Company shall make a prepayment of the Loans upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
(i) concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, in the event that, at the time of any such sale, no Event of Default shall exist or shall result from such sale, the Company may retain up to $3,000,000 in the aggregate of the Net Cash Proceeds resulting from all such Asset Sales which have occurred since the Closing Date; provided, further, that if a mandatory prepayment of the Loans is required pursuant to this subsection 6.2.2(a)(i), such prepayment shall be applied first, to the Loans, and second, to any other Obligations;
(ii) concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any issuance of any Debt excluding the proceeds of Debt permitted by clauses (a) through (i) of Section 10.7), an amount equal to one hundred percent (100%) of such Net Cash Proceeds, provided, further, that if a mandatory prepayment of the Loans is required pursuant to this subsection 6.2.2(a)(ii), such prepayment shall be applied first, to the Loans, and second, to any other Obligations;

(iii) concurrently upon receipt by the Company or any Subsidiary of the Company of any Property Loss Proceeds in excess of $3,000,000 in the aggregate during the term of this Agreement, in an amount equal to such excess Property Loss Proceeds; provided, the recipient (other than Agent) of any payment which constitutes Property Loss Proceeds may reinvest such payment within one hundred eighty (180) days, in replacement assets comparable to the assets giving rise to such payment; provided, further, if the Company or its applicable Subsidiary does not intend to reinvest such payment, or if the time period set forth in this sentence expires without such Person having reinvested such payment, the Company shall prepay the Loans in an amount equal to such payment; provided, further, that if a mandatory prepayment of the Loans is required pursuant to this subsection 6.2.2(a)(iii), such prepayment shall be applied first, to the Loans, and second, to any other Obligations; and
(iv) concurrently with the receipt by the Company or any Subsidiary of the Company (or any Joint Venture) of any proceeds of or relating to any Existing Claim in an amount greater than or equal to $15,000, whether as a result of any award, settlement, order, judgment, liquidation or otherwise, an amount equal to one hundred percent (100%) of such proceeds (or, if received by such Joint Venture, in an amount at least equal to the Company’s ownership percentage of such proceeds when, but only when, distributed by such Joint Venture to the Company or any Subsidiary of the Company); provided, that if a mandatory prepayment of the Loans is required pursuant to this subsection 6.2.2(a)(iv), such prepayment shall be applied first, to the Loans, and second, to any other Obligations.
(b) If on any day on which the Outstandings exceed the Commitment Amount, the Company shall immediately prepay the Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.
6.3 Miscellaneous Prepayment Provisions. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to subsection 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.
6.4 Payment of Loans. Each Loan made by each Bank shall be paid in full on the Termination Date.

SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. Provided that such Bank has made all payments required to be made by it under this Agreement and the other Loan Documents, the Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto.
7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.
7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
7.4 Setoff. The Company agrees that the Agent and each Bank have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Agent and each Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Bank.
7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans then held by them, such Bank shall purchase from the other Banks such participations in the Loans held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and
(c) pay to the Agent for the account of the Banks such additional amount as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.
If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.
Each Bank that: (a) is organized under the laws of a jurisdiction other than the United States of America or a state thereof and (b)(i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under Section 14.9.1 after the Closing Date (unless such Bank was already a Bank hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Form W8EC or Form W8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Bank is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Bank pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph.
SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.
8.1 Increased Costs.
(a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any LIBOR Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Bank (or any LIBOR Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank or its LIBOR Office imposed by the jurisdiction in which such Bank’s principal executive office or LIBOR Office is located);
(ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any LIBOR Office of such Bank); or
(iii) shall impose on any Bank (or its LIBOR Office) any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans;
and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any LIBOR Office of such Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.
(b) If any Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of such Bank’s obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:
(a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR; or
(b) Banks having aggregate Pro Rata Shares of forty percent (40%) or more advise the Agent that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;
then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue: (i) no Bank shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law, rule or regulation, or any change in the interpretation of any applicable law, rule or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue: (a) such Bank shall have no obligation to make or convert into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBOR Loans by the Banks which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan), as reasonably determined by such Bank, as a result of: (a) any payment, prepayment or conversion of any LIBOR Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.
8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided, in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.
8.7 Mitigation of Circumstances; Replacement of Banks.
(a) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid: (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.

(b) If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a “Replacement Bank”) to purchase the Loans of such Bank and such Bank’s rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.
8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, expiration or termination of the Letters of Credit, cancellation of the Notes, and termination of this Agreement.
SECTION 9. WARRANTIES.
To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and to issue or participate in Letters of Credit, the Company warrants to the Agent and the Banks that:
9.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Montana; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not: (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with: (i) any provision of law, (ii) the charter, bylaws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party. In addition to and not in limitation of the foregoing, each of the Montana Public Service Commission (the “Montana Commission”) and the Wyoming Public Service Commission (the “Wyoming Commission”) has entered one or more orders authorizing the execution and delivery of this Credit Agreement.

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at June 30, 2006 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the nine (9) months ending as of March 31, 2007, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.
9.5 No Material Adverse Change. Except as set forth on Schedule 9.5, since June 30, 2006, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.
9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7.
9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good title and, in the case of real property, good and marketable fee, leasehold or easement (as applicable) title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.
9.8 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.
9.9 Pension Plans.
(a) During the period of twelve (12) consecutive months prior to the date of the execution and delivery of this Agreement or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
9.10 Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
9.11 Status Under Certain Statutes. Neither the Company nor any Subsidiary is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended. The Company is a public utility as defined in the statutes of the States of Montana and Wyoming and has the legal right to function and operate as a natural gas utility in the States of Montana and Wyoming.
9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
9.13 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each each issuance of a Letter of Credit and borrowing hereunder and the use of the proceeds thereof: (a) the Company’s and each other Loan Party’s assets will exceed its liabilities and (b) the Company and each other Loan Party will be Solvent.

9.15 Environmental Matters.
(a) No Violations. Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company’s or any Subsidiary’s properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to Environmental Matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which: (i) in any single case, requires expenditures in any three (3) year period of $50,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.
(b) Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (i) that any one (1) of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, “Hazardous Substances”) which any one (1) of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (iii) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (iv) of any Environmental Claim.
(c) Handling of Hazardous Substances. Except as set forth on Schedule 9.15: (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no unpermitted or unauthorized Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a Material Adverse Effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered, to the knowledge of the Company and its Subsidiaries, only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the knowledge of the Company and its Subsidiaries, have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

9.16 Reserved.
9.17 Insurance. Set forth on Schedule 9.17 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).
9.18 Real Property. Set forth on Schedule 9.18 is a complete and accurate list, as of the Closing Date, of the addresses of all real property held through fee ownership, leasehold or easement title by the Company or any Subsidiary.
9.19 Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.20 Intellectual Property. The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.21 Burdensome Obligations. Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.
9.22 Labor Matters. Except as set forth on Schedule 9.22, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
9.23 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.
9.24 Foreign Assets Control Regulations and Anti-Money Laundering.
(a) OFAC. Neither the Company nor any of its Subsidiaries: (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2; or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(b) Patriot Act. The Company and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
9.25 Capitalization. Schedule 9.25 sets forth the authorized equity securities of each Loan Party as of the date hereof. All issued and outstanding equity securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and, other than with respect to the capital stock of the Company, free and clear of all Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding equity securities of each Loan Party (other than the Company) are owned in the amounts and by the Persons as set forth in such Schedule 9.25. Except as otherwise set forth on Schedule 9.25, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity securities in any such entity.

SECTION 10. COVENANTS.
Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:
10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Bank:
10.1.1 Annual Report. Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year, a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by Hein & Associates LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with: (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6, 10.7, 10.9 or 10.10 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year.
10.1.2 Interim Reports. Promptly when available and in any event within forty five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Responsible Officer of the Company.
10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.
10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:
(a) the occurrence of an Event of Default or an Unmatured Event of Default;
(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;
(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
(d) any cancellation or material change in any insurance maintained by the Company or any Subsidiary; or
(e) any other event (including: (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.
10.1.6 Reserved.
10.1.7 Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.8 Projections. As soon as practicable, and in any event within thirty (30) days after approval by the board of directors thereof, financial projections for the Company and its Subsidiaries for the next Fiscal Year (including an operating budget and a capital budget) prepared in a manner consistent with the projections delivered by the Company to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of a Responsible Officer of the Company on behalf of the Company to the effect that: (i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.
10.1.9 Subordinated Debt and Private Placement Notes Documents. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Private Placement Notes Debt or Subordinated Debt.
10.1.10 Reserved.
10.1.11 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.
10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records. All such inspections by the Agent shall be at the Company’s expense.
10.3 Maintenance of Property; Insurance.
(a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.
(b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.17 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.
(a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and
(b) Pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve: (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).
10.6 Financial Covenants.
10.6.1 Interest Coverage Ratio. Not permit the Interest Coverage Ratio for any Computation Period to be less than 2.00 to 1.00 as of the last day of any Fiscal Quarter.
10.6.2 Total Debt to Capital Ratio. Not permit the Total Debt to Capital Ratio as of the last day of any Fiscal Quarter to exceed 0.65 to 1.00.
10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
(a) obligations under this Agreement and the other Loan Documents;
(b) Debt secured by Liens permitted by subsection 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $500,000;
(c) Debt of Subsidiaries to the Company; provided, however, (i) in no event shall the Debt of Resources to the Company, when taken together with all capital contributions and other distributions of the Company or any of its Subsidiaries other than Resources made to, as well as all Investments by such Persons in, Resources from and after the Closing Date, exceed $3,000,000 in the aggregate at any time, and (ii) any Debt of Bangor Gas and Frontier Energy to any Loan Party shall be evidenced by an effective intercompany promissory note in form and substance reasonably satisfactory to Agent;

(d) unsecured Debt of the Company to Subsidiaries;
(e) (i) Subordinated Debt; and (ii) Private Placement Notes Debt;
(f) Hedging Obligations incurred for bona fide hedging purposes and not for speculation, provided, that any such Hedging Obligations shall be pursuant to Hedging Agreement entered into by the Company or any of its Subsidiaries with one or more of the Banks party hereto, provided further, that if all of the Banks fail to offer the Company or its Subsidiaries (as applicable) a market rate with respect to any proposed Hedging Agreement, the Company or its Subsidiaries (as applicable) may enter into such a Hedging Agreement on an unsecured basis with a third party, and on terms, reasonably satisfactory to Agent;
(g) Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
(h) other Debt, in addition to the Debt listed above, in an aggregate amount not at any time exceeding $1,000,000.
10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;
(b) Liens arising in the ordinary course of business (such as: (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;
(c) Liens described on Schedule 10.8;
(d) subject to the limitation set forth in subsection 10.7(b): (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided, any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided, execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;
(g) reserved;
(h) any other Liens securing Debt which do not exceed an aggregate amount of $1,000,000; and
(i) the replacement, extension or renewal of any Lien permitted by clauses (c) or (h) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).
10.9 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Company and its Subsidiaries (on a consolidated basis) to exceed $500,000 in any Fiscal Year.
10.10 Restricted Payments. Not, and not permit any Subsidiary to: (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Private Placement Notes Debt, other than at regularly-scheduled times (without giving effect to mandatory prepayment, acceleration or similar provisions), or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary (other than to Bangor Gas and Frontier Energy) and the Company may declare and pay dividends once each Fiscal Quarter to its shareholders if and solely to the extent: (x) such payment, when added to all other such payments made pursuant to this clause (i) and all payments made pursuant to clause (ii) below during the sixty (60) months immediately preceding the month in which such dividend is declared and paid, will not exceed seventy five percent (75%) of the Consolidated Net Income for the sixty (60) months immediately preceding the month in which such dividend is declared and paid; (y) no Unmatured Event of Default or Event of Default has occurred or would occur after giving effect to such dividend; and (z) after giving effect to the declaration and payment of such dividend, the Company is in compliance with the financial covenants set forth in Section 10.6, as computed for the most recent Fiscal Quarter for which financial statements have been (and are required to be) delivered hereunder; and (ii) the Borrower may purchase or redeem a portion of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, if and solely to the extent: (x) such payment, when added to all other such payments made pursuant to this clause (ii) and all payments made pursuant to clause (i) above during the sixty (60) months immediately preceding the month in which such purchase or redemption is declared and paid, will not exceed seventy five percent (75%) of the Consolidated Net Income for the sixty (60) months immediately preceding the month in which such purchase or redemption is declared and paid; (y) no Unmatured Event of Default or Event of Default has occurred or would occur after giving effect to such purchase or redemption; and (z) after giving effect to the declaration and payment of such purchase or redemption, the Company is in compliance with the financial covenants set forth in Section 10.6, as computed for the most recent Fiscal Quarter for which financial statements have been (and are required to be) delivered hereunder.

10.11 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, sell all or substantially all assets or any stock of any class of, or any partnership or joint venture or other equity interest in, any such Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for: (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary (other than Bangor Gas, Frontier Energy and Resources) into the Company or into, with or to any other Wholly-Owned Subsidiary (other than Bangor Gas, Frontier Energy and Resources); (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary (other than Bangor Gas, Frontier Energy and Resources) of the assets or stock of any Wholly-Owned Subsidiary (other than Bangor Gas, Frontier Energy and Resources); and (c) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year (other than Inventory sold in the ordinary course of business and in accordance with past practices) does not exceed five percent (5%) of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year; provided, however, if and solely to the extent (i) such disposition or dispositions are conducted pursuant to documentation in form and substance reasonably satisfactory to the Agent, (ii) the proceeds of such disposition are applied as a mandatory prepayment against the Loans in the manner required by the terms of the Credit Agreement, and (iii) no Unmatured Default or Event of Default is then existing or shall arise as a result thereof.
10.12 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, Bylaws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Banks.
10.13 Use of Proceeds. Use the proceeds of the Loans solely to finance working capital needs and other general corporate purposes of the Company and its Subsidiaries; and in no event use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
10.14 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Agent or the Required Banks may reasonably request from time to time (including the execution and delivery of guaranties) to ensure that the obligations of the Company hereunder and under the other Loan Documents are guaranteed by all of its Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty.

10.15 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates.
10.16 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
10.17 Environmental Matters.
(a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.
(b) To the extent that the transportation of “hazardous waste” as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.
10.18 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services, other than contracts entered into in the ordinary course of business and in accordance with past practices.
10.19 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would: (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, or (b) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.
10.20 Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

10.21 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, or maintain any master, operating, disbursement, payroll, petty cash, deposit, checking, savings, money market investments, certificates of deposits, securities or any other account with any Person, except (without duplication) the following:
(a) contributions by the Company to the capital of any of its Subsidiaries (other than Bangor Gas and Frontier Energy), or by any such Subsidiary to the capital of any of its Subsidiaries (other than Bangor Gas and Frontier Energy); provided, however, in no event shall the amount of all capital contributions and other distributions of the Company and its Subsidiaries other than Resources made to, as well as all Investments by such Persons in, Resources from and after the Closing Date, when taken together with the amount of Debt of Resources to the Company and its Subsidiaries other than Resources outstanding, exceed $3,000,000 in the aggregate at any time;
(b) in the ordinary course of business, Investments by the Company in any Subsidiary or by any Subsidiary in the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7; provided, however, in no event shall the amount of all capital contributions and other distributions of the Company and its Subsidiaries other than Resources made to, as well as all Investments by such Persons in, Resources from and after the Closing Date, when taken together with the amount of Debt of Resources to the Company and its Subsidiaries other than Resources outstanding, exceed $3,000,000 in the aggregate at any time;
(c) Suretyship Liabilities permitted by Section 10.7;
(d) Cash Equivalent Investments;
(e) bank deposits in the ordinary course of business; provided, the aggregate amount of all such deposits (excluding amounts in payroll accounts) which are maintained with any bank other than a Bank shall not exceed $500,000 for any period of three (3) consecutive days;
(f) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(g) Investments listed on Schedule 10.21;
(h) Permitted Acquisitions; and
(i) equity Investments in a Person (other than the Company or its Subsidiaries) by the Company or any of its Subsidiaries (other than Bangor Gas, Frontier Energy or Resources) representing less than fifty percent (50%) of the outstanding equity capital of such Person; provided, (1) such Person is in the same line of business as the Company and (2) such Investment does not constitute a Joint Venture;

provided; in no event shall the aggregate amount of all such Investments, including, without limitation, Permitted Acquisitions, in any Fiscal Year exceed twenty five percent (25%) of Borrower’s net worth as of the last day of Borrower’s most recently completed Fiscal Year; provided, further: (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.
10.22 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, any of the Subordinated Debt Documents or the Private Placement Notes Documents without the prior written consent of Agent and the Banks, which consent shall be given in their sole discretion.
10.23 Fiscal Year. Not change its Fiscal Year without giving Agent at least thirty (30) days prior written notice thereof.
10.24 Cancellation of Debt. Not, and not permit any Subsidiary to (i) cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts, or (ii) cancel, settle or otherwise waive any rights in respect of any Existing Claim except any settlement or waiver determined by the Company or such Subsidiary to be advantageous to or in the best interests of the Company or such Subsidiary in its reasonable business judgment.
10.25 Foreign Subsidiaries. Anything contained in this Agreement to the contrary notwithstanding, not, and not permit any Subsidiary to, invest, create or otherwise permit to exist any Subsidiary that is not organized, formed or existing under the laws of a State of the United Sates.
10.26 Reserved.
10.27 Reserved.
10.28 OFAC, Etc. Neither the Company nor any of its Subsidiaries: (a) will become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001); (b) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner volatile of such Section 2; or (c) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
10.29 Negative Pledges. Except as a result of the Loan Documents or the Private Placement Notes Documents, Borrower shall not and shall not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of Borrower or any such Subsidiary to pay dividends or make any other distribution on Borrower’s or any of such Subsidiary’s equity securities or to pay fees or make other payments and distributions to Borrower. Borrower shall not and shall not permit or cause any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contract or agreement containing any anti-assignment clause, except in connection with any document or instrument governing Liens related to purchase money Debt and Capital Leases which, in each case, otherwise constitute permitted Liens.

10.30 Post-Closing Obligations. Notwithstanding the conditions precedent set forth in Section 11 below, Borrower has informed Agent and the Banks that certain of such items required to be delivered to Agent as conditions precedent to the effectiveness of this Agreement will not be delivered to Agent as of the date hereof. Therefore, with respect to the items set forth below (the “Outstanding Items”), and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower shall deliver each Outstanding Item to Agent in the form, manner and time set forth below for such Outstanding Item:
(a) Within three (3) Business Days after the Closing Date, Borrower shall deliver or cause to be delivered to Agent an opinion of law by Brunenkant & Cross, LLP replacing that certain legal opinion dated as of June 20, 2007 issued by Brunenkant & Cross, LLP to Agent and reflecting such modifications requested by, and otherwise being in form and substance satisfactory to Agent; and
(b) Within sixty (60) days after the Closing Date, Borrower shall deliver to Agent an opinion of law by legal counsel acceptable to Agent with respect to certain Wyoming state regulatory matters affecting Borrower and each of its Subsidiaries in form and substance satisfactory to Agent.
SECTION 11. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:
11.1 Initial Credit Extension. The obligation of the Banks to make any initial Loans and of the Issuing Bank to issue any initial Letters of Credit (whichever comes first) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Required Banks is called the “Closing Date”):
11.1.1 Notes. The Notes.
11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.
11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 11.

11.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).
11.1.5 Guaranty. A counterpart of the Guaranty executed by each Subsidiary of the Company other than Bangor and Frontier.
11.1.6 Reserved.
11.1.7 Reserved.
11.1.8 Opinions of Counsel. Written opinions of law of counsel to the Company and its Subsidiaries, all in form and substance and covering such subject matter as is satisfactory to Agent and its counsel and dated as of the Closing Date.
11.1.9 Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to subsection 10.3(b).
11.1.10 Copies of Documents. Copies, in form and substance satisfactory to Agent and the Banks and certified by the Secretary of the Company, of: (a) the Private Placement Notes Documents, (b) (i) audited consolidated financial statements for the Fiscal Year ended June 30, 2006, and (ii) unaudited financial statements for the Fiscal Quarters ended September 30, 2006, December 31, 2006 and March 31, 2007, and (c) projected summary income statements as well as cash flow and shareholders’ equity projections for each Fiscal Year through the Fiscal Year ending June 30, 2010 (the “Forecasts”). The Forecasts shall be presented on a pro forma basis to include such adjustments as are necessary to give effect to the consummation of the financings contemplated hereby as if such transactions had already occurred, consistent in all material respects with the sources and uses of cash as previously described to the Banks and the forecasts previously provided to the Banks prepared by the Company. The Agent and the Banks acknowledge the Forecasts (x) are based on good faith estimates and assumptions made by the management of the Company, it being recognized, however, that forecasts and projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Forecasts may differ from the projected and forecast results and that the differences may be material, and (y) are confidential and non-public information, and (z) are furnished separately for the information of the Agent and the Banks and are not made part of this Agreement.
11.1.11 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings; provided, such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent.

11.1.12 Solvency Certificate. A Solvency Certificate, substantially in the form provided and approved by Agent, executed by a Responsible Officer of the Company.
11.1.13 Reserved.
11.1.14 Search Results; Lien Terminations. To the extent required by the Agent, certified copies of search reports certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company and each Subsidiary (under their present names and any previous names) as debtors, together with: (i) copies of such financing statements, (ii) executed copies of proper UCC termination statements, if any, necessary to release all Liens and other rights of any Person in any Property of the Loan Parties (other than Liens permitted by Section 10.8) and (iii) such other UCC termination statements as the Agent may reasonably request.
11.1.15 Reserved.
11.1.16 Closing Certificate. A certificate signed by a Responsible Officer of the Company dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.
11.1.17 Reserved.
11.1.18 Certificate, Consents and Permits. Evidence satisfactory to the Agent that: (i) all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Company in connection with the execution, delivery and performance by the Company and its Subsidiaries under this Agreement and the other Loan Documents have been duly obtained and are in full force and effect and (ii) all material permits necessary for the operation of the business have been obtained.
11.1.19 Other. Such other documents as the Agent or any Bank may reasonably request.
11.2 Conditions. The obligation of each Bank to make each Loan and of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:
11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and any issuance of a Letter of Credit, the following statements shall be true and correct:
(a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and, in any event, except as set forth on Schedule 9.5, since June 30, 2006, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole; and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
11.2.2 Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or issuance of a Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.
SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT.
12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any other amount payable by the Company hereunder or under any other Loan Document.
12.1.2 Defaults Regarding Other Debt. Any default or event of default shall occur under the terms applicable to: (a) the Subordinated Debt or the Private Placement Notes Debt; or (b) any other Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $100,000 and such default shall: (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.
12.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any of the Subordinated Debt, the Private Placement Notes Debt or any material purchase or lease of goods or services, in each such case where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.
12.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 30 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

12.1.5 Non-Compliance with Loan Documents.
(a) Failure by the Company to comply with or to perform any covenant set forth in Section 10 of this Agreement; or
(b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for thirty (30) days.
12.1.6 Warranties. Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
12.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $25,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $25,000.
12.1.8 Judgments. Final judgments which exceed an aggregate of $250,000 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.
12.1.9 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Subsidiary; or any Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Subsidiary.
12.1.10 Reserved.

12.1.11 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
12.1.12 Change of Control. The occurrence of any Change of Control.
12.1.13 Reserved.
12.1.14 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.
12.1.15 Reserved.
12.1.16 Non Monetary Judgments. Any non monetary judgment, order or decree shall be rendered against any Loan Party which does or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.
12.3 Attorney-in-Fact. The Company hereby irrevocably makes, constitutes and appoints the Agent (and any officer of the Agent or any Person designated by the Agent for that purpose) as the Company’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Company’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement and the other Loan Documents, and (ii) carry out any remedy provided for in this Agreement. The Company hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Company hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

SECTION 13. THE AGENT.
13.1 Appointment and Authorization.
(a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities: (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
13.3 Liability of Agent. None of the Agent nor any of its directors, officers, employees or agents shall: (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

13.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.
13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided, unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.
13.6 Credit Decision. Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities (as defined in Section 14.13); provided, no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, expiration or termination of the Letters of Credit, cancellation of the Notes, termination of this Agreement and the resignation or replacement of the Agent.
13.8 Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent and the Issuing Bank, and the terms “Bank” and “Banks” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities
13.9 Successor Agent. The Agent may resign as Agent upon thirty (30) days notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

13.10 Reserved.
13.11 Funding Reliance.
(a) Unless the Agent receives notice from a Bank by noon, Chicago time, on the day of a proposed borrowing that such Bank will not make available to the Agent an amount equal to its Pro Rata Share of such borrowing, the Agent may assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent such Bank has not made such amount available to the Agent, such Bank and the Company jointly and severally agree to repay such amount to the Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing or, in the case of any Bank which repays such amount within three Business Days, the Federal Funds Rate (together with such other compensatory amounts as may be required to be paid by such Bank to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as applicable, as in effect from time to time). Nothing set forth in this clause (a) shall relieve any Bank of any obligation it may have to make any Loan hereunder.
(b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Bank its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Bank which received a share of such payment shall repay such share (or the relevant portion thereof) to the Agent forthwith on demand, together with interest thereon at the Base Rate (or, in the case of any Bank which repays such amount within three Business Days, the Federal Funds Rate). Nothing set forth in this clause (b) shall relieve the Company of any obligation it may have to make any payment hereunder.
SECTION 14. GENERAL.
14.1 Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata

Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall: (i) increase the Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release the Guaranty or (v) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. Notwithstanding the foregoing or anything else to the contrary in this Section 14.1, Agent, without the further consent of any Lender, may (and hereby is authorized to) amend or otherwise modify this Agreement or any other Loan Document in order to effectuate the Incremental Loan Commitment and the making of the Incremental Loans, provided that any such amendment or modification shall not be inconsistent with the terms of Section 14.1 of this Agreement or the definitions used in such Section insofar as such definitions affect the substance of such Section. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.
14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.
14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided, if the Company notifies the Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.
14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for: (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination fo the Letters of Credit and termination of this Agreement.
14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries. Additionally, references to Bangor Gas and Frontier Energy as Subsidiaries of the Company shall only be applicable if and when such Persons are in fact either direct or indirect Subsidiaries of the Company.
14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
14.9 Assignments; Participations.
14.9.1 Assignments. Any Bank may, with the prior written consents of the Issuing Bank and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates or another Bank or by LaSalle to an Approved Fund), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of: (i) the amount of the assigning Bank’s Pro Rata Share of the Commitment Amount and (ii) $3,000,000 (except in connection with an assignment to an Affiliate or another Bank or by LaSalle to an Approved Fund, to which no minimum amount shall apply); provided: (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x) five (5) Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,
(y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit D (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and
(z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.
From and after the date on which the conditions described above have been met: (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment Amount and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Commitment Amount retained by the assigning Bank retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note “exchanged” and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).
14.9.2 Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant: (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided, such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).
14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.
14.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and agents of the Agent and each Bank (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to: (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party’s gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.
14.14 Nonliability of Banks. The relationship between the Company on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither the Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

14.15 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
14.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
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Delivered at Chicago, Illinois, as of the day and year first above written.

AGENT AND BANK:

LASALLE BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Bank

By:	/s/ Meghan Schultz

Name:	Meghan Schultz
Title:	Vice President

COMPANY:

ENERGY WEST, INCORPORATED, a Montana corporation

By:	/s/ David A. Cerotzke

Name:	David A. Cerotzke
Title:	President and Chief Executive Officer

Credit Agreement

SCHEDULE 1 TO Credit Agreement
PRICING GRID

			Applicable	Applicable
	Total Debt to	Commitment	Margin -	Margin-Base
Level	Capital Ratio	Fee	LIBOR	Rate
I	Less than 0.45 to 1.00	0.200%	1.200%	0.000%
II	Equal to or greater than 0.45 to 1.00 but less than 0.55 to 1.00	0.250%	1.325%	0.000%
III	Equal to or greater than 0.55 to 1.00	0.375%	1.450%	0.000%
For the period commencing on the Closing Date through the last day of the month during which financial statements for the Fiscal Quarter Ending June 30, 2007 are delivered, the applicable Level shall be Level I. Thereafter, the Level shall equal the applicable Level as set forth below based upon the Total Debt to Capital Ratio then in effect.
The applicable Level shall be adjusted from time to time upon delivery to the Agent of the financial statements for each Fiscal Quarter required to be delivered pursuant to Section 10.1.2 hereof accompanied by a written calculation of the Total Debt to Capital Ratio certified on behalf of the Borrower by an authorized officer as of the end of such Fiscal Quarter for which such financial statements are delivered. If such calculation indicates that the Level shall increase or decrease, then on the first day of the month following the date of delivery of such financial statements and written calculation, the Level shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such Fiscal Quarter when such financial statements are required to be delivered pursuant to Section 10.1.2, then, at the Agent’s election, effective as of the first day immediately following the date such financial statements were to have been delivered, and continuing through the first day of the quarter following the date (if ever) when such financial statements and such written calculation are finally delivered, the Level shall be conclusively presumed to equal the highest Level specified in the pricing table set forth above.

Credit Agreement

SCHEDULE 1.1(a) TO Credit Agreement
EXISTING CLAIMS

Credit Agreement

SCHEDULE 2.1 TO Credit Agreement
BANKS AND PRO RATA SHARES

	Pro Rata Share
	of Commitment
Bank	Amount	Pro Rata Share

LaSalle Bank National Association	$20,000,000.00	100.00000000%

TOTAL	$20,000,000.00	100.000000000%

Credit Agreement

SCHEDULE 9.6 to Credit Agreement
LITIGATION AND CONTINGENT LIABILITIES

Credit Agreement

SCHEDULE 9.8 to Credit Agreement
SUBSIDIARIES

Credit Agreement

SCHEDULE 9.15 to Credit Agreement
ENVIRONMENTAL MATTERS

Credit Agreement

SCHEDULE 9.17 to Credit Agreement
INSURANCE

Credit Agreement

SCHEDULE 9.18 to Credit Agreement
REAL PROPERTY

Credit Agreement

SCHEDULE 9.22 to Credit Agreement
LABOR MATTERS

Credit Agreement

SCHEDULE 10.7 to Credit Agreement
PERMITTED EXISTING DEBT

Credit Agreement

SCHEDULE 10.8 to Credit Agreement
PERMITTED EXISTING LIENS

Credit Agreement

SCHEDULE 10.21 to Credit Agreement
INVESTMENTS

Credit Agreement

SCHEDULE 11.1 to Credit Agreement
DEBT TO BE REPAID

Credit Agreement

SCHEDULE 14.3 to Credit Agreement
ADDRESSES FOR NOTICES
COMPANY:

No. 1 First Avenue South
Great Falls, Montana 59401
P.O. Box 2229
Great Falls, Cascade County, Montana 59403-2229
Attention.:	Vice President Administration
Telephone:	406.791.7503
Facsimile:	406.791.7560
AGENT:

135 South LaSalle Street
Chicago, Illinois 60603
Attention:	Ms. Meghan Schultz
Telephone:	312.904.9457
Facsimile:	312.904.1994
LASALLE:
Notices of Borrowing, Conversion, Continuation

135 South LaSalle Street
Chicago, Illinois 60603
Attention:	Ms. Meghan Schultz
Telephone:	312.904.9457
Facsimile:	312.904.1994
All Other Notices

135 South LaSalle Street
Chicago, Illinois 60603
Attention:	Ms. Meghan Schultz
Telephone:	312.904.9457
Facsimile:	312.904.1994

Credit Agreement

EXHIBIT A to Credit Agreement
FORM OF NOTE
NOTE

__________ ___, 20___
$___________	Chicago, Illinois
[Original Note dated ______________ __, 20__]
The undersigned, ENERGY WEST, INCORPORATED, a Montana corporation (the “Company”), for value received, promises to pay to the order of                                         , a                                           (the “Bank”) at the principal office of LaSalle Bank National Association, in its capacity as agent (in such capacity, the “Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Bank pursuant to the Credit Agreement referred to below (as shown on the Schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.
The Company further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rates and at the times set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement dated as of June 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement) by and among the Company, certain financial institutions (including the Bank) and the Agent. Reference is hereby made to such Credit Agreement for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.
[This Note: (i) is given in substitution for, and not in repayment of, that certain Note issued                             , 20     in the original principal amount of $                     made by the Company payable to the order of [the Bank/                                        ] (the “Original Note”) and (ii) shall not constitute a novation of the indebtedness, liabilities or obligations evidenced by the Original Note or any of the Obligations.]
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[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first written above.

ENERGY WEST, INCORPORATED, a Montana corporation

By:

Name:

Title:

Credit Agreement

Schedule attached to Note dated                   , 20    of Energy West, Incorporated, payable to the order of

	Date and	Date and
	Amount of	Amount of
	Loan or of	Repayment or of	Interest
	Conversion from	Conversion into	Period/	Unpaid
	another type of	another type of	Maturity	Principal	Notation
Tranche	Loan	Loan	Date	Balance	Made by

1. BASE RATE LOANS

2. LIBOR LOANS

Credit Agreement

EXHIBIT B to Credit Agreement
FORM OF COMPLIANCE CERTIFICATE
To: LaSalle Bank National Association, as Agent
Please refer to the Credit Agreement dated as of June 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Energy West, Incorporated, a Montana corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
I. Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at  _____  , 20  _____  (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.
II. Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:
A.	Section 10.6.2 — Minimum Interest Coverage Ratio

1.	EBIT	$

2.	Interest Expense	$

3.	Ratio of (1) to (2)	to 1.00

4.	Minimum required	2.00 to 1.00
B.	Section 10.6.2 — Maximum Total Debt to Capital Ratio

1.	Total Debt	$

2.	Capital	$

3.	Ratio of (1) to (2)	to 1.00

4.	Maximum allowed	.65 to 1.00
C.	Section 10.10 — Restricted Distributions [complete for each such payment]
1. The Aggregate amount of the dividend payments made or declared by the Company during this period, together with all other such payments made during the sixty (60) months immediately preceding the month in which such dividend is declared and paid.

Credit Agreement

2. Seventy five percent (75%) of the Consolidated Net Income of the Company and its Subsidiaries for the sixty (60) months immediately preceding the month in which such dividend is declared and paid

3. Confirm Item 1 does not exceed Item 2 (and conform as applicable for other payments permitted by Section 10.10.

III. Energy West Resources. The Company hereby certifies and warrants to you that. as of the date hereof, the aggregate amount of all the Debt of Resources to the Company, when taken together with all capital contributions and other distributions of the Company or any of its Subsidiaries other than Resources made to, as well as all Investments by such Persons in, Resources from and after the Closing Date, is $                                         (consisting of $                     of Debt owed by Resources to the Company outstanding as of the date hereof and $                     of Investments in and contributions to Resources made since the Closing Date) and such amount does not exceed (and has not at any time since [date of last compliance certificate] exceeded) $3,000,000 in the aggregate.
The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on                     , 20    .

ENERGY WEST, INCORPORATED, a Montana corporation

By:

Name:

Title:

B-6

EXHIBIT C to Credit Agreement
FORM OF ASSIGNMENT AGREEMENT
                             , 200
Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as amended through the date hereof, the “Credit Agreement”). LASALLE BANK NATIONAL ASSOCIATION, in its capacity as “Agent” for itself and all “Banks” (as such terms are defined in the Credit Agreement), LASALLE BANK NATIONAL ASSOCIATION, in its capacity as “Issuing Bank,” [                                        ], a [                    ] (the “Assignor”), and [                                        ], a [                    ] (the “Assignee”), hereby agree as follows:
1. All capitalized terms used but not otherwise defined herein or in Annex I shall have the respective meanings ascribed to such terms in the Credit Agreement.
2. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement which represents the percentage interest specified in Item 4 of Annex I of all outstanding rights and obligations under the Credit Agreement relating to the facility or facilities set forth in Item 2 of Annex I, including, without limitation, such interest in: (i) the Assignor’s respective Commitments, (ii) the Assignor’s participation interest in the Letters of Credit and (iii) the Loans and other Obligations owing to the Assignor relating to such facilities. In consideration of such purchase and assumption by the Assignee, the Assignor hereby agrees to pay to the Assignee on the Effective Date (as such term is defined below) the amount set forth in Item 5 of Annex I. After giving effect to such sale and assignment, the respective Commitments of the Assignee, the amount of the Loans owing to the Assignee and the Assignee’s participation interest in the Letters of Credit will be as set forth in Item 4 of Annex I.
3. The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement of the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Notes or any other document, agreement or instrument furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of their respective obligations under the Credit Agreement, the Notes, Loan documents or any other agreement, document or instrument furnished pursuant thereto.

Credit Agreement

4. The Assignee: (i) represents that it is either: (A) a Person organized under the laws of the United States or a state thereof or (B) if it is a Person organized under the laws of any jurisdiction other than the United States or any state thereof (a “Foreign Lender”), the information set forth in the documents delivered pursuant to clause (vii) of this Section 4 is true and correct as of the date hereof; (ii) confirms that it is either a commercial lender, other financial institution or “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) which makes loans or purchases notes in the ordinary course of business and that it will make all Loans under the Credit Agreement solely for its own account in the ordinary course of business and not with a view to or for sale in connection with any distribution of the Notes; provided, however: (y) the Assignee shall not be deemed to have breached this representation by making assignments or granting participations as permitted in the Credit Agreement and (z) the disposition of the Notes, or other evidence of debt held by the Assignee shall at all times be within its exclusive control; (iii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iv) agrees that it will independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vii) if it is a Foreign Lender, attaches two (2) accurate and complete original signed copies of forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or, if applicable, such other documents as are necessary to indicate that such payments are subject to such rates at a rate reduced by an applicable tax treaty.
5. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent in the Register. The effective date of this Assignment and Assumption Agreement shall be the date of execution and delivery hereof to the Agent by the Assignor and the Assignee unless otherwise specified on Item 6 of Annex I hereto (the “Effective Date”).
6. Upon such acceptance and recording by the Agent, as of the Effective Date: (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.
7. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees (if applicable) with respect thereto) to the Assignee. Upon the Effective Date, the Assignee shall pay to the Assignor the principal amount of any outstanding Loans under the Credit Agreement which are being assigned hereunder, net of any closing costs. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves on the Effective Date.

Credit Agreement

8. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.
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Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement and Annex I hereto be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ ], as Assignor

By:

Name:

Title:

[ ], as Assignee

By:

Name:

Title:

Accepted:

LASALLE BANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

Consented and Agreed [to the extent required under the terms of the Credit Agreement]

ENERGY WEST, INCORPORATED, a Montana corporation

By:

Name:

Title:

Credit Agreement

ANNEX I

1.	The Company:	Energy West, Incorporated

2.	Name and Date of Credit Agreement:	Credit Agreement dated as of June 29, 2007 by and among the Company, each of the financial institutions from time to time parties thereto, and LaSalle Bank National Association, as Agent

3.	Date of Assignment Agreement:	, 200
Commitments and Assignments [will need to be adjusted to reflect assignment of particular tranches, if assignment does not take place on a pro rata basis across all tranches] :

Assignor’s Aggregate Commitments Prior to Assignment:	$
Amount Assigned	$
Assignor’s Revised Commitment	$

Assignor’s Percentage of Aggregate Commitments Prior to Assignment	%
Percentage Assigned	%
Percentage Remaining	%

Commitment Amount Prior to Assignment	$
($ Loan outstanding)

Amount Assigned	$
($ Loan outstanding)

Assignor’s Revised Commitment	$
($ Loan outstanding)

Percentage of Commitment Amount Prior to Assignment	%
(as a percentage of Commitment Amount)

Percentage Assigned	%
Percentage Remaining	%

5. Assignee’s Purchase Amounts:

Credit Agreement

a. Loans	$

b. Closing Fees	$
TOTAL:	$

Effective Date:	,

7. Notice and Payment Instructions:

ASSIGNOR:
Payment	Notice
ABA#:	[Address]
[Bank]
Acct#:
Acct:	Attention:
Reference:	Telephone:
Facsimile:
Reference:

ASSIGNEE:
Payment	Notice
ABA#:	[Address]
[Bank]
Acct#:
Acct:	Attention:
Reference:	Telephone:
Facsimile:
Reference:
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Credit Agreement

Accepted and Agreed:

[ ], as Assignor	[ ], as Assignee

By:	By:

Name:	Name:

Title:	Title:

Credit Agreement